Exhibit 99.1
Central Vermont Public Service

NEWS RELEASE
For Immediate Release:  May 5, 2011
Central Vermont Reports 2011 First Quarter Earnings

▪	First-quarter earnings of $8.4 million, or 62 cents per diluted share, 27 cents higher than 2010

➢	$6.1 million increase in operating revenues
➢	$3.0 million increase in regulatory amortization expense
➢	$1.8 million decrease in service restoration costs
➢	$1.5 million increase in equity in earnings of affiliates

▪	2011 earnings forecast reaffirmed in the range of $1.60 to $1.75 per diluted share.

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $8.4 million, or 62 cents per diluted share of common stock, for the first three months of 2011, compared to $4.2 million, or 35 cents per diluted share of common stock, for the same period in 2010.  The improved earnings were driven in part by increases in operating revenue and decreases in operating expenses and storm restoration costs compared to the first quarter of 2010.

“First quarter earnings were significantly improved compared to the same period last year,” President and CEO Larry Reilly said.  “Our improved performance reflects differences in weather effects, timing of some expenditures, and higher sales volume, which increased due to colder winter weather and the slowly improving economy in the state.

“Going forward, we will continue to focus heavily on customer service and reliability, while maintaining close attention to cost control,” Reilly said.  “We firmly believe that creating value for our customers is critical to creating value for our shareholders.  They are irrevocably intertwined.”

First quarter 2011 results compared to 2010
First quarter operating revenues increased $6.1 million, including a $7.2 million increase in retail revenues, a $3.3 million increase from provision for rate refund, partially offset by a $3.6 million decrease in resale revenue, and a $0.8 million decrease in other operating revenues.

The increase in retail revenues primarily resulted from a 7.46 percent base rate increase, effective January 1, 2011 and higher customer usage, due to colder weather in 2011.  The provision for rate refund is related to deferrals and refunds as required by the power cost adjustment clause within our alternative regulation plan.  Resale revenue decreased due to lower 2011 contract prices associated with the sale of our excess energy, and lower volume available for resale due to higher retail load.  Other operating revenues decreased primarily due to mutual aid for other utilities in 2010.

Purchased power expense decreased $0.4 million due to a $1.3 million decrease resulting from lower capacity costs, lower volume and lower market rates from ISO-NE, partially offset by an increase of $0.8 million due to higher output at the Vermont Yankee plant in 2011 and higher related capacity costs.

Other operating expenses increased $1.8 million due to a $3 million increase from higher regulatory amortizations including $4.1 million of 2010 exogenous costs related to major storms and tax law changes, partially offset by $0.9 million of 2008 major storm costs recovered in 2010; a $0.8 million increase in transmission expenses driven by higher rates from ISO-NE, and higher Vermont Transmission Agreement billings due to higher specific facility charges, partially offset by higher NEPOOL Open Access Transmission Tariff reimbursements; and a $1 million increase in operating income tax expense as a result of a higher level of earnings.  These increases were partially offset by an unfavorable charge of $0.7 million in the first quarter of 2010 required by health care reform legislation and $1.8 million in service restoration costs incurred for a major storm in February 2010.

Equity in earnings of affiliates increased $1.5 million, due to the return on the $34.9 million investment that we made in Transco in December 2010.

2010 Common Stock Issuance
Earnings per share for 2011 reflect the impact of shares issued under our at-the-market program. From April to December 2010, CV sold an aggregate of 1,498,745 shares in open market trading and direct placements under this program for aggregate gross proceeds of approximately $30.6 million.  The net proceeds of the offering were used for general corporate purposes.

2011 Earnings Guidance
CV reaffirmed its previously announced guidance range for 2011 earnings of $1.60 to $1.75 per diluted share.  The earnings range reflects an approved retail rate increase of 7.46 percent effective January 1, 2011 and an allowed rate of return of 9.45 percent in 2011.

Webcast
CV will host an earnings teleconference and webcast on May 6, 2011, beginning at 2 p.m. Eastern Time.  At that time, CV President and CEO Larry Reilly and Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving the company’s long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS 2011 First Quarter Earnings Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 370724.

About CV
CV is Vermont’s largest electric utility, serving more than 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Thursday, May 5, 2011, the company filed its quarterly Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
First Quarter
2011 vs. 2010
2010 Earnings per diluted share	$0.35

Major Income Statement Variances:
Higher operating revenue	0.30
Lower service restoration expenses	0.09
Higher equity in earnings of affiliates	0.07
Lower purchased power expense	0.02
Higher regulatory amortizations	(0.14)
Higher transmission expenses	(0.04)
Other (includes income tax adjustments, impact of additional common shares and various items)	(0.03)
2011 Earnings per diluted share	$0.62

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three Months Ended March 31
Condensed Income Statement	2011	2010
Operating revenues:
Retail sales	$83,258	$76,062
Resale sales	7,695	11,339
Provision for rate refund	3,391	125
Other	2,741	3,481
Total operating revenues	97,085	91,007

Operating expenses:
Purchased power - affiliates and other	41,352	41,718
Other operating expenses	45,948	44,196
Income tax expense	2,857	1,838
Total operating expense	90,157	87,752
Utility operating income	6,928	3,255

Other income:
Equity in earnings of affiliates	6,941	5,395
Other, net	105	36
Income tax expense	(2,302)	(1,589)
Total other income	4,744	3,842

Interest expense	3,247	2,895
Net income	8,425	4,202
Dividends declared on preferred stock	92	92
Earnings available for common stock	$8,333	$4,110

Per Common Share Data
Earnings per share of common stock - basic	$0.62	$0.35
Earnings per share of common stock - diluted	$0.62	$0.35

Average shares of common stock outstanding - basic	13,353,973	11,725,484
Average shares of common stock outstanding - diluted	13,406,926	11,756,303

Dividends declared per share of common stock	$0.46	$0.46
Dividends paid per share of common stock	$0.23	$0.23

Supplemental Financial Statement Data
Balance sheet
Investments in affiliates	$174,893	$132,439
Total assets	$700,016	$627,692
Common stock equity	$275,248	$230,513
Long-term debt (excluding current portions)	$188,300	$188,233

Cash Flows
Cash and cash equivalents at beginning of period	$2,676	$2,069
Cash provided by operating activities	32,382	24,942
Cash used for investing activities	(2,824)	(6,007)
Cash used by financing activities	(17,105)	(15,866)
Cash and cash equivalents at end of period	$15,129	$5,138

Refer to our first-quarter 2011 Form 10-Q for additional information